Proposal for Clinical Trial Services to Support Transdel Pharmaceuticals Inc.’s Ketotransdel for the Treatment of Mild to Moderate Acute Soft Tissue Injury

Prepared for:
4225 Executive Square Suite 460
La Jolla, CA 92037

Revised: 10 June 2008

Prepared by:
Cato Research Ltd.

Research Triangle Park, North Carolina Westpark Corporate Center 4364 South Alston Avenue Durham, NC 27713 Phone: 919-361-2286	Montreal, Canada 9900 Cavendish Boulevard, Suite 400 St.-Laurent, Québec Canada H4M 2V2 Phone: 514-856-2286	Boston, Massachusetts Bay Colony Corporate Center 1100 Winter Street Waltham, MA 02451 Phone: 781-890-4477

Northern California 601 Gateway Boulevard, Suite 1010 South San Francisco, CA 94080 Phone: 650-588-8256	Southern California 6480 Weathers Place, Suite 104 San Diego, CA 92121 Phone: 858-452-7271	Washington, D.C., metro 9605 Medical Center Drive, Suite 390 Rockville, MD 20850 Phone: 301-309-1260

Tel Aviv, Israel 2, Habarzel Street, 4th floor Ramat Hahayal Tel Aviv, Israel 69710 Phone: 9723-644-9522	Riga, Latvia Studika Monitoring + Audit GmbH Poruka iela 8 LV 1014 Riga Phone: +37-19512220	Frankfurt am Main, Germany Staufenstrasse 4 60323 Frankfurt am Main, Germany Phone: +49-69-972-64550

Johannesburg, South Africa 1st Floor Building 27 Waterford Office Park Waterford Drive, Fourways 2055 Johannesburg, South Africa Phone: +27-11-658-8400	Cologne, Germany Studika Monitoring + Audit GmbH Hertzstrasse 7 D-50859 Köln Cologne, Germany Phone: +49-2234-70672	Graz, Austria JSW-Research Forschungslabor GmbH Rankengasse 28 8020 Graz, Austria Phone: +43-316/765114-11

www.cato.com

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Overview of the Proposal

When it comes to developing human therapeutics, Cato Research relies on sound principles of science and medicine.
This proposal is organized into the following parts:

Part A

•  Introduction to Cato Research and Summary of Activities

Part B

•  Experience in Neurology Clinical Trials

Part C

•  Terms of Work

Appendix 1

•  Project Timelines and Project Assumptions
•  Summarized and Details of Costs, Estimated Pass Through Expenses, Estimated Milestone Completion Dates, and Fees Associated with Milestones

This proposal has been prepared based on information provided by Transdel Pharmaceuticals, Inc. and Cato Research’s experience with similar projects. It is available to Transdel Pharmaceuticals for 45 days from the date of issuance. The proposal constitutes Cato Research confidential information and should not be disclosed to any third party without Cato Research’s prior written consent.

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Part A Introduction to Cato Research and Summary of Activities

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Overview of Cato Research

Cato Research specializes in complex development programs requiring innovative regulatory and clinical strategies for pharmaceutical, biotechnology, and medical device companies.
Organization

Cato Research is a full-service CRO offering integrated drug development services, including clinical trial support and regulatory and product development strategy for drugs, biologics, diagnostics, and medical devices. Our staff has medical and scientific expertise necessary for the successful conduct of development programs across many different therapeutic areas and in multiple locations worldwide. We have offices in strategic locations around the world, as indicated on the cover page. Our staff members have relevant and diverse backgrounds, including previous experience in the pharmaceutical industry, biotechnology companies, academia, as well as basic and clinical research programs.

Regulatory Services

•  Strategic consulting
•  Integrated development plan preparation
•  Pre-Investigational New Drug application (IND) and pre-investigational device exemption meeting package preparation and meeting conduct
•  IND preparation and submission (common technical document and electronic common technical document format)
•  Marketing application writing and submission
•  Regulatory agency interactions
•  Chemistry, manufacturing, and controls program management
•  Nonclinical program design and management

Clinical Trial Services

•  Protocol and case report form (CRF) design
•  Regulatory application preparation and submission
•  Clinical monitoring and management
•  Medical monitoring and pharmacovigilance
•  Data management, including electronic data capture (EDC)
•  Statistical analysis and clinical study report writing
•  Project management

Primary Therapeutic Areas

•  Neurology
•  Oncology
•  Cardiology

Founded in 1988, Cato Research has earned a reputation for speed and efficiency without sacrificing quality.

Through strategic growth, Cato Research is positioned as a midsize CRO in key North American and international markets. Focusing on our core expertise in regulatory strategy, project management, and clinical trial management, we offer integrated development services and solutions from discovery to postmarketing.

Our experienced, multidisciplinary project teams take pride in their work and use established project management processes to provide flexible, responsive, and personalized services in collaboration with our sponsors.

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Cato Research’s Clinical Strategies and Solutions

Cato Research appreciates the opportunity to provide a proposal for services to support Transdel’s protocol entitled, “A Randomized, Multicenter, Double-Blind, Placebo-Controlled, Parallel-Group, Phase 3 Study to Assess the Efficacy and Safety of Ketotransdel™ (Ketoprofen Topical Cream 10%) in the Treatment of Mild to Moderate Acute Soft Tissue Injury”

Cato Research understands that Transdel is interested in the following services:

Clinical Trial Preparation: including preparation of trial documents and monitoring plan, project-related meetings, and project-specific training

Clinical Trial Conduct: including all site visits, medical monitoring, and medical coding

Pharmacovigilance: including setup of an Argus Safety database and processing of all serious adverse events (SAEs) during the study

Data Management (etrials®): including project initiation, development of an electronic CRF (eCRF), edit checks, and server implementation, investigator training, data project management, data archiving, and study closeout

Statistics: including production of final data displays, listings, summary tables, and figures

Clinical Study Reports: including preparation of the clinical study report and appendices in electronic format

Regulatory: including ongoing tracking and management of study-related regulatory documentation

Project Management: including preparation of project work plans, timelines, budgets and study reports; internal team meetings to monitor project progression; creation of tracking reports; and document management of files

Sponsor Interactions: including routine monthly conference calls to discuss project status and development issues

A comprehensive, itemized list of all proposed activities and their costs is provided in Part C of this proposal.

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CONFIDENTIAL	Cato Research Ltd.

Cato Research is an experienced provider of high-quality clinical trial services: from protocol development and site selection to clinical monitoring, pharmacovigilance services and biostatistical analysis. Cato Research can support the timely and cost-effective development of Ketotransdel. As a midsize CRO, we are able to offer our sponsors personal attention as well as access to the expertise of our senior management.

We have highlighted a few areas here that embody our unique perspective on management of clinical studies.

Project Management

We are a matrix organization that draws members from various operational groups to staff a project team with specific emphasis on matching project needs with expertise. We believe it is important for our project managers to have a comprehensive understanding of the clinical trial environment. As such, many of our project managers are Ph.D.-level scientists, have obtained certified clinical research professionals (C.C.R.P.) certifications, are regulatory affairs certified (R.A.C.), or are certified project management professionals (P.M.P.). In addition to having project management responsibilities, our project managers can also author and review protocols, development plans, and regulatory documentation. It is our experience that this advanced training and comprehensive knowledge of the dynamic development environment give Cato Research project teams the ability to maximize creative strategies and solutions while at the same time, remaining time- and cost-efficient.

Our project teams are led by experienced project managers, overseen by a program director, a senior staff member who provides expertise and guidance as necessary, and supported by a project coordinator, who handles the day-to-day tracking and logistical activities.

Cato Research believes that effective project management begins at project initiation. We recommend development of a detailed project plan, including a communications plan, in conjunction with our sponsors to set expectations, establish communication flow, and outline project tracking methods. We also recommend holding a face-to-face kick-off meeting to define the project scope, priorities, and timelines.

Clinical Management

Cato Research offers experienced monitoring teams with strong health care backgrounds. Many of our clinical research associates (CRAs) and clinical study managers (CSMs) are nurses, have earned C.C.R.A. accreditation, or have earned EDC certification. We have strong internal continuing education programs for our clinical staff, including a yearly clinical conference, monthly trainings on selected key topics, and ongoing study groups.

For our teams to function in the most efficient and cost-effective manner, we have divided some tasks traditionally seen as a CRA role into an in-house CSM role with the following responsibilities:

•	Conceptualizing and evaluating study strategies with input from appropriate Cato Research project team members

•	Reviewing the progress of the Cato Research project team and resolving technical and interpersonal issues

•	Providing technical and administrative leadership

•	Coordinating and planning project deliverables

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•	Communicating with program director and Cato Research senior management on study-related issues that require additional input

•	Initiating and maintaining effective and efficient communication with the Cato Research project team and with Transdel in order to ensure activities meet predefined timelines

•	Verifying that effective and efficient communication and follow-up is occurring between CRAs, investigative sites, Transdel, and any other contracted organizations (e.g., core lab)

Having the CRA function as the primary site contact and the CSM function as the in-house contact allows more consistency with study activities, providing the sites with another contact and overall consistency for the study.

Clinical Monitoring

At each pre-study site selection visit, the Cato Research CRA will spend 4 hours on-site to confirm that facilities are appropriate and that the site staff is qualified to conduct this clinical study.

Each site initiation visit will include 8 hours on-site. We recommend conducting the site initiation visit after investigational product is received at the site to confirm that the site is ready to begin subject enrollment. Cato Research welcomes participation by a Transdel representative at this visit.

During the 8-hour periodic site visits, the Cato Research CRA will conduct 100% source document verification of CRFs, perform drug-accountability activities, and review the regulatory site files to verify compliance (e.g., confirming that each subject has an informed consent form on file). Cato Research recommends that the first monitoring visit occur immediately after the first subject is treated at each site. This schedule enables identification of any data issues early in the study. The Cato Research CRA will collect completed CRFs from the site for data verification, the CRA or the site will enter the CRFs into the EDC database, and will work with data management and the site to resolve any data queries. For site visits performed remotely, the Cato Research monitors will review data by using the EDC system. Following patient visits, sites will forward the source documents to Cato Research for verification.

At the conclusion of the study, Cato Research will conduct an 8-hour closeout visit at each study site. We recommend conducting this visit when almost all queries are resolved so that all site activities can be closed out at this time. The CRA will perform final study activities such as drug reconciliation/accountability and final regulatory document review at this visit.

Each visit will be performed according to Cato Research SOPs. After each visit, the CRA will prepare a monitoring trip report that uses Cato Research’s standard format. The report will be reviewed by the CSM before being delivered to Transdel.

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Medical Management and Pharmacovigilance

Our medical team is supported by a dedicated pharmacovigilance group established to handle the processing of SAE reports to regulatory authorities and investigators. In addition to premarketed safety reporting, this group provides postmarketing spontaneous adverse event reporting. Our personnel have the training, education, and experience to provide a comprehensive range of safety reporting services to meet the demands of SAE reporting requirements of global drug/biologic/device investigational clinical programs and postmarketing surveillance programs.

Cato Research has the flexibility to design unique processes for safety management; alternatively, sponsors may choose to follow Cato Research's SOPs that include use of Argus Safety and the medical coding dictionaries MedDRA and WHO Drug. Once the sponsor and Cato Research have agreed upon processes and templates, the pharmacovigilance group will create and document sponsor-specific work practices and forms.

Typically, pharmacovigilance will process an SAE report and produce an initial MedWatch/CIOMS form within 24 hours of notification of the SAE; narratives are routinely generated for each SAE report. The MedWatch form is then reviewed by the medical monitor, the clinical project team, and a medical coder before submission to the appropriate regulatory agencies.

Electronic Data Capture

For this study, Cato Research is assuming the use of a full-scale, electronic data capture (EDC) system and has provided a budget by using etrials® EDC software. Using EDC will allow Transdel to have live, up-to-date information on enrollment and study progress, including data entry and data queries. We have found that using EDC in studies reduces queries (through real time edit checks), speeds up data collection, helps identify data issues or trends early, and importantly, shortens time to database closure. However, if a site runs into accessibility issues, we can quickly convert to a hybrid system, where we can provide paper copies of the entry screens to the site, thereby allowing the site to fax the information back to Cato Research. Our qualified data-entry personnel will then enter these data directly into the electronic system. This approach still takes advantage of the online validations and real time data benefit.

etrials has successfully conducted data management for over 900 studies encompassing all therapeutic areas across the globe. Cato Research and etrials have collaborated on many studies. For example, Cato Research recently initiated and managed a concentrated monitoring effort during the concluding months of a Phase 3 neurology study involving 600 patients and 50 sites; we were able to close the database within a 1 day of the last patients’ final visit. In the 2 weeks before database closure, 20 patients completed the study, and 500 queries were resolved.

In addition, etrials’ EDC system contains an ad hoc reporting tool that uses easy drag-and-drop features allowing users to design custom reports. Reports can contain any field in the database, can be saved for future use, and can be sent to or accessed by other users. Users can quickly obtain study information related to date of entry, query status, data modifications, and new entries in an easily accessible study reporting tool. Monitors can review subject data entered in the eCRF before they physically visit sites and can generate notes offsite that can be resolved by site staff before their site visits. Full tracking of all queries, including returned comments and final resolution, is contained within the EDC system.

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Patient Diary

A paper subject diary has been proposed to support the daily completion of visual analog pain scales by study subjects. Due to the cost-prohibitive nature of using electronic hand-held devices for subject diaries, we recommend using a paper diary for either paper-based data management or EDC. Cato Research understands that subjects will complete the patient diary three times each day for the seven days. Patients are to perform study drug self administration and record pain intensity in the subject diary. Once complete, these diaries will be returned to the study site and data will be entered by the site or Cato Research into the data management system.

Statistics and Medical Writing

Cato Research has highly qualified and experienced statisticians and programmers who can create statistical analysis plans, conduct analyses, and assist in the preparation of reports for Phase 1 through Phase 4 studies. The statistical summary and data displays include data analyses, summaries, listings, and CRF tabulations that conform to the FDA or other regulatory agency guidelines for submissions.

Our statisticians, scientists, and physicians collaborate to provide high quality integrated clinical and statistical reports to provide a comprehensive overview of the trial and an integrated analysis of the clinical trial data. Our ICH E3-compliant report format was developed to facilitate review by regulatory agency personnel and includes in-text tables, figures, and convenient summaries that may be used by the FDA in the preparation of FDA reviewer documents. Numerous sponsors and FDA representatives have complimented Cato Research on the high quality and clarity of presentation of the Integrated Clinical and Statistical Reports produced by our project teams.

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Part B Experience in Neurology Clinical Trials

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Experience in Neurology Clinical Trials

Cato Research has significant experience in all areas of analgesics development; our specific experience is outlined below:

Experience in conducting pain management trials (acute and chronic)

Cato Research has conducted multiple successful clinical studies for neurology indications, including pain management, in North America, Europe, and South Africa. Recent examples of Cato Research’s clinical experience in pain management studies include the following:

•	Clinical monitoring and management of three Phase 3 studies of chronic pain conducted at over 275 sites in North America and Europe
•	Clinical monitoring and management of a Phase 2b acute pain study in postoperative subjects with approximate enrollment of 200 subjects across 40 sites in the United States
•	Clinical monitoring and management of a 30-site Phase 2b study in Canada for the treatment of migraine pain
•	Full service activities including clinical and data management of a Phase 2 neuropathic pain study involving 100 subjects and 10 sites

Not only does Cato Research have highly relevant clinical experience and therapeutic expertise, but we are also focused on having a flexible, proactive, and creative approach to managing clinical trials. At the start of any project, we work with the sponsor to determine project roles and responsibilities and how our staff can complement a sponsor’s existing resources. This approach can be especially valuable to smaller companies, particularly those that function primarily as virtual entities.

Related clinical trial experience in the past 3 years

Phase 2 and Phase 3 clinical trials

Cato Research has conducted multiple successful Phase 2 and Phase 3 clinical trials in a variety of indications, including: acute and chronic pain (described above), depression, stroke, oncology, and infectious disease. Related experience includes:
•	Clinical conduct of an 800-subject study in the United States of a selective serotonin inhibitor targeted to treat major depressive disorder
•	Clinical monitoring and management, data management, and statistical services for a Phase 2b study of ischemic stroke conducted at over 100 sites in the United States, Canada, South Africa, and Europe
•	Clinical monitoring and management of a 35-subject Phase 2 safety and tolerability study in Canada involving subjects with chronic hepatitis C
•	Clinical monitoring, management, data management, and statistical services for a multicenter 60-subject Phase 2 study of HIV infection conducted in the United States
•	Clinical monitoring, management, data management, and statistical services for a Phase 3 study of hepatitis C infection
•	Clinical monitoring and management of a pivotal trial in 99 subjects with familial cold syndrome across 21 study centers in the United States
•	Clinical monitoring and management of Phase 2, 3, and 3b trials involving a therapeutic for Alzheimer’s disease across 76 study centers and involving a total of 554 subjects
•	Clinical monitoring and management of a Phase 2 trial for an antidepressant compound involving 240 subjects and 22 study sites

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In addition to experience conducting Phase 2 and Phase 3 clinical trials, Cato Research has extensive experience with the preparation of documents associated with clinical trials, such as clinical protocols, clinical study reports, investigator’s brochures, study procedures manuals, monitoring plan, associated regulatory submissions, and CRFs (paper and electronic). We can also assist with organizing data and safety monitoring committees, as well as with investigator selection, investigator evaluation, and investigators’ meeting planning.

Long-term safety studies

Cato Research has conducted several long-term safety clinical trials for a number of indications, including chronic pain. Our experience with long-term safety studies includes the following:
•	Management of a 12-month, 1,200-subject, long-term safety study for chronic pain
•
Pharmacovigilance, data management, and clinical trial management for a global Phase 3 study with a very active safety focus for a novel therapeutic immunogen (More than 1,100 safety reports are currently stored in the Cato Research database for this compound.)

•	Management of a Phase 3b schizophrenia study including monitoring, all regulatory correspondence, clinical and nonclinical reports, and pharmacovigilance

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Part C Terms of Work

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TERMS OF WORK

In accordance with the Master Services Agreement between Transdel Pharmaceuticals Inc. (“Client”) and Cato Research Ltd. (“Cato Research”) dated as of 10 April 2007 (the “Agreement”), Cato Research shall provide CRO Services to Client as outlined in the foregoing proposal.

The service fees and expenses set forth in this proposal are based on anticipated cooperation from Client’s personnel and third parties and on the assumption that unexpected circumstances will not be encountered while providing CRO Services. If the details of the required CRO Services change significantly from those outlined in Appendix 1, we will notify you and obtain approval before incurring additional service fees.

The billing schedule will follow the format outlined in this proposal and all bills shall be issued and paid in accordance with the Agreement, except for payment terms of 90 days for the milestone payments of this proposal (unless otherwise noted) as outlined in Appendix 1 (all milestones will be invoiced upon completion). If the number of units performed exceeds the number of units in the budget, such additional units will be invoiced at the unit cost specified in the budget. In addition to the service fee, out of pocket expenses, pass-through costs and applicable taxes, if any, will be invoiced according to the Agreement and a 1.5% handling fee will be charged for all expenses and pass-through costs. If CRO Services are provided hereunder pursuant to a fixed service fee arrangement then, one year after the latest signature date below, and every year thereafter, the fee for all CRO Services for which Client is invoiced during the subsequent one year period shall increase by the greater of five percent (5%) or the rate of inflation as set forth in the Consumer Price Index - All Urban Consumers, All Items (1982-84=100) as of the last day of the previous month.

The terms and conditions outlined in this proposal are governed by the Agreement and, once signed by both parties, may not be changed except in accordance with the Agreement.

By signing below, each party agrees that it has reviewed the specifications and CRO Service fee set forth in the proposal and agrees that Cato Research shall provide, and Client shall pay Cato Research for, the CRO Services described in the proposal.

Cato Research Ltd.	Transdel Pharmaceuticals Inc.

By: ____/s/ Jo Cato____	By: __/s/ Juliet Singh___________

Name: ___Jo Cato__________	Name: ___Juliet Singh_______

Title: __Managing Director___	Title: ___Chief Executive Officer___

Date: ____June 10, 2008_____	Date: ____June 10, 2008___

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